Exhibit 99.1

Jaguar Acquisition Corporation Announces New
Chief Financial Officer and President for China Cablecom Ltd.

CONSHOHOCKEN, PA--(MARKET WIRE) - February 4, 2008 - Jaguar Acquisition Corporation (OTC BB: JGAC.OB, JGACW.OB), a special purpose acquisition company ("Jaguar"), today announced that China Cablecom Ltd. ("China Cablecom"), an emerging consolidated cable network operator in the highly-populated Shandong province in the People's Republic of China (PRC) which signed an agreement and plan of merger with Jaguar on October 30, 2007, has named Colin Sung as Chief Financial Officer and President. Additionally, Mr. Sung has resigned from China Cablecom’s Board of Directors.

Previously, Mr. Sung, age 43, was Chief Financial Officer for Linktone Ltd. (NASDAQ: LTON), a leading provider of wireless interactive entertainment services to consumers and of advertising services through new and traditional media channels in China. Prior to this position, Mr. Sung served as Corporate Controller of UTi, United States, Inc., a subsidiary of UTi Worldwide Inc. (NASDAQ: UTIW), which is a global integrated logistics company. Additionally, he served as Vice President of Finance and Corporate Controller at USF Worldwide, Inc., a subsidiary of Chicago-based USF Corporation (also known as USFreightways Corp.), a transportation industry leader, and as Vice President and Corporate Controller of the U.S. operations of Panalpina, Inc., a freight forwarding and logistics company. Mr. Sung is a Certified Public Accountant and has a Bachelor of Science degree from William Paterson University and a Master of Business Administration degree from American InterContinental University.

Colin Sung will be based in China, but will travel to the U.S. periodically throughout the year for shareholder and investor activities and conferences. He will report directly to Mr. Clive Ng, China Cablecom’s founder and Executive Chairman.

“With more than 10 years of finance and accounting leadership and experience in various industries and public companies, Colin’s successful track record makes him a valuable asset for our company,” stated Clive Ng. Colin brings a wealth of experience in the U.S. public markets, including comprehensive corporate communications with the investment community at large. We look forward to leveraging his skill set as China Cablecom continues to pursue its future growth plans.

ABOUT JAGUAR ACQUISITION CORPORATION

Jaguar Acquisition Corporation is a special purpose acquisition company formed in June 2005 for the purpose of acquiring, through a merger, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business.

In April 2006, Jaguar Acquisition Corporation raised $28.3 million and its common stock and warrants began trading separately on June 26, 2006. Pursuant to the terms of its IPO documentation, the management team has until April 13, 2008 to complete a business combination. Jaguar Acquisition Corporation's principal offices are in Conshohocken, Pennsylvania. On October 31, 2007, Jaguar Acquisition Corporation signed an Agreement and Plan of Merger that will result in the acquisition of the issued and outstanding shares of China Cablecom Ltd., a British Virgin Islands company.

ABOUT CHINA CABLECOM

China Cablecom is a joint-venture provider of cable television services in the People's Republic of China, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services ("SOE"). China Cablecom acquired operating rights of the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007. China Cablecom's strategy is to replicate the acquisition by operating partnership models in other municipalities in Shandong Province in the PRC and then introducing operating efficiencies and increasing service offerings in the networks it has acquired.

Safe Harbor Statement

Any forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and developments in the industry may differ materially from those made in or suggested by the forward-looking statements contained in this press release. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. The forward-looking statements in this press release speak only as of the date of this press release and might not occur in light of these risks, uncertainties, and assumptions. Jaguar Acquisition Corporation undertakes no obligation and disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In connection with the pending transaction, China Cablecom Holdings, Ltd. ("China Cablecom Holdings") has filed with the SEC a Registration Statement on Form S-4, which includes a Proxy Statement/Prospectus for the stockholders of Jaguar Acquisition Corporation. The stockholders of Jaguar Acquisition Corporation are urged to read the Registration Statement and the Proxy Statement/Prospectus, when it is available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about China Cablecom Holdings, Jaguar Acquisition Corporation and the proposed transaction. The final Proxy Statement/Prospectus will be mailed to stockholders of Jaguar Acquisition Corporation after the Registration Statement is declared effective by the SEC. Jaguar stockholders will be able to obtain the Registration Statement, the Proxy Statement/Prospectus and any other relevant filed documents for free at the SEC's website (www.sec.gov). These documents can also be obtained for free from Jaguar Acquisition Corporation by directing a request Eight Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.

Investor Relation	Company Contact

Hayden Communications International, Inc.	China Cablecom Limited
Ted Haberfield, Executive VP	Clive Ng
Phone: +1-760-755-2716	Phone: +1-212-888-8890
E-mail: thaberfield@HCInternational.net	Email: clive@chinacablecom.net
Web Site: www.chinacablecom.net

Alan Sheinwald	Jaguar Capital Partners
Phone: +1-914-669-0222	Jonathan Kalman
E-mail: Matt.Hayden@HCInternational.net	Phone: +1-610-825-0288
E-mail: jkalman@jaguar-capital.com
Web Site: www.jaguar-capital.com